UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nexstar Media Group, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEXSTAR MEDIA GROUP BOARD OF DIRECTORS APPROVES

PLAN TO ELIMINATE CLASS B AND CLASS C SHARE CLASSES

Shareholders to Vote on Plan at 2022 Annual Meeting of Stockholders

IRVING, Texas (January 31, 2022) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors voted to recommend that shareholders approve an amendment to its corporate charter to eliminate the Company’s Class B Common Stock and Class C Common Stock classes. As of November 2, 2021, Nexstar had approximately 41 million shares of Class A common stock outstanding and no shares of Class B Common Stock or Class C Common Stock outstanding. Nexstar’s Class A common stock has been the only class of shares outstanding since 2013.

The proposed charter amendment is subject to shareholder approval at the Company’s 2022 Annual Meeting of Stockholders which will be held in June 2022. The Company expects to file a preliminary proxy statement for the 2022 Stockholder meeting in April 2022. Nexstar’s Board of Directors recommends that shareholders vote to approve the elimination of the Company’s Class B Common Stock and Class C Common Stock.

Perry Sook, Nexstar Media Group’s Founder, Chairman and Chief Executive Officer stated, “The proposed plan to eliminate the Class B and C shares represents another corporate governance action taken by the Board intended to benefit all shareholders and follows our recently announced 29% increase in the quarterly cash dividend to $0.90 per share of Nexstar’s Class A common stock. We are proud of our long-term management of our capital structure and the steps we have taken to continue strengthening our corporate governance practices as we built Nexstar into the nation’s leading diversified local media company.”

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Media Inc., consists of three divisions: Broadcasting, Digital, and Networks. The Broadcasting Division operates, programs, or provides sales and other services to 199 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 120 local websites and 284 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates NewsNation, formerly WGN America, a national news and entertainment cable network reaching 75 million television homes, multicast networks Antenna TV and Rewind TV, and WGN Radio in Chicago. Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information, please visit www.nexstar.tv.

Additional Information

Information regarding the proposed amendment to the Company’s corporate charter to eliminate the Company’s Class B Common Stock and Class C Common Stock classes, including the participants in the solicitation of proxies and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy materials to be filed with the Securities and Exchange Commission (“SEC”). Investors and shareholders should read the proxy statement when it is available because it contains important information. The proxy statement will be mailed to shareholders of record, and shareholders will also be able to access the proxy statement, and any other relevant documents, on the SEC’s website at www.sec.gov once filed.

This communication is for informational purposes only and is not a solicitation of a proxy and does not constitute an offer of any securities for sale.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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